EXHIBIT 99.1

September 20, 2004


Schaumburg, Ill. -- Harold Bevis, President and CEO of Pliant Corporation, announced today that James Ide has joined the company as Executive Vice President and Chief Financial Officer, effective immediately.

Jim was most recently Chief Financial Officer and Treasurer of Next Level Communications, Inc., a publicly traded provider of telecommunications equipment which was acquired by Motorola, Inc. in 2003. Jim spent the majority of his 18 year career at Motorola in audit and financial roles of increasing responsibility. He lived in China for over three years during the greenfield startup of Motorola's mobile handset operations in the early 1990s, during which time the business grew to over $1 billion in sales. Jim began his career at Arthur Andersen & Co. in Chicago. He holds a Masters of International Management from Thunderbird and a B.B.Ad in Accounting and Spanish from Gonzaga University. He is proficient in Mandarin Chinese and Spanish.

"It is an honor and a great advancement for Pliant to have a leader with Jim's skills and experience on the team. Under his leadership, we will continue to focus crisply on the drivers of our performance in operational excellence, cost drivers, profit drivers and cashflow" said Harold Bevis, "as well as the continued implementation of sustainable, contemporary financial processes that are systematized, repeatable and common across Pliant."

Jim fills the opening created when Brian Johnson accepted the position of Executive Vice President of Strategy and Business Development in May, and has held both this new and CFO role since then.

Jim Ide also joins Pliant's Leadership Team as one of the most senior members. Pliant stays focused on organic growth programs and leading the industry in operational excellence and supply chain performance. Jim has a broad knowledge base in all of these topic areas and will play a key role in leading the achievement of Pliant's goals in the coming years.

Jim and his family already reside in the Chicago area close to Pliant's headquarters locations, and will start this position immediately.

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. The Company operates 25 manufacturing and research and development facilities around the world, and employs approximately 3,015 people.